EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION REPORTS PROFIT FOR THE
THREE AND NINE MONTHS ENDED FEBRUARY 28, 2005

TAMPA, FL – (BUSINESSWIRE) – April 7, 2005 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported results for the third quarter of Fiscal 2005 ended February 28, 2005 and for the nine months ended February 28, 2005. Net income for the quarter ended February 28, 2005 was $212,000, or $0.04 per diluted share, compared to the net loss of $78,000, or $0.02 loss per diluted share, for the same quarter of the prior fiscal year. For the nine months ended February 28, 2005, net income was $406,000, or $0.08 per diluted share. This compares to a net loss of $636,000, or $0.15 diluted loss per share, for the nine months ended February 29, 2004, which included a $387,000 loss, or $0.09 diluted loss per share, from discontinued operations.

Operating revenues were $6.2 million and $18.5 million, respectively, for the three and nine months ended February 28, 2005 compared to operating revenues of $6.3 million and $21.3 million, respectively, for the three and nine months ended February 29, 2004. The decrease in operating revenues during Fiscal 2005 is primarily attributable to the previously announced loss of one major customer during the second half of Fiscal 2004 who made the decision to internally manage their behavioral health benefit.

Robert J. Landis, Chairman and Chief Financial Officer of CompCare, said, “We have reported net income for the third consecutive quarter. This consistent progress, along with our recent private placement, significantly improves our financial position. We are very pleased to report a profit once again and remain diligent in our efforts for continued growth.”

Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “I am thrilled that our focused business strategy has again resulted in financial progress for us. We will continue to move forward by expanding our services to reflect current market needs and by distinguishing ourselves from competitors with our commitment to providing the highest quality of clinical and administrative services.”

About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 1,000,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808

204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com